EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2009 Results

MORRIS PLAINS, N.J., Nov. 7, 2008 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenues of $4.9 million and a net loss of $2.2 million, or $0.03 per share, for the first quarter of fiscal year 2009, which ended September 30, 2008. This compares to revenues of $0.8 million and a net loss of $4.6 million, or $0.06 per share, for the same period last year.

Revenues for the first quarter of fiscal year 2009 were positively impacted by the recognition of $3.6 million of deferred revenue from the $40 million initial non-refundable payment received from Nycomed, GmbH, for the licensing of the subcutaneous formulation of veltuzumab for all non-cancer indications worldwide, and higher LeukoScan(r) sales in Europe. The increase in revenues was partially offset by higher costs and expenses, primarily attributable to the reduction of $617,000 in 2007 of the deferred compensation accrual related to the termination of certain executive life insurance agreements, as well as higher R&D spending in 2008 due to increased headcount and clinical trial expenses. In addition, included in general and administrative costs for 2008 is $300,000 for executive incentive compensation resulting from the completion of the Nycomed licensing agreement. Lower interest income and higher income tax expense for the wholly-owned foreign subsidiaries also contributed to offsetting a portion of the revenue increase. At September 30, 2008, the Company had $61.1 million in cash, cash equivalents and investments. Investments valued at $21.1 million consist of AAA rated student loan auction rate securities.

"We are pleased to have completed the licensing of veltuzumab to Nycomed. Not only is our cash position significantly bolstered by the $40 million initial non-refundable payment, the assumption of funding by Nycomed for all current and future clinical development of veltuzumab in non-cancer indications will also allow us to channel our resources to support the development of other product candidates, focusing on markets with high unmet medical needs or large commercial potential," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer.

Other developments of note during this quarter were:

 * At the Research and Development Day held at the Waldorf Astoria
   Hotel in New York City, the Company provided a detailed review and update of its clinical pipeline, including plans for future clinical and research developments.

 * Epratuzumab was designated orphan drug status by the FDA for the treatment of acute lymphoblastic leukemia (ALL).

 * Results from the Children's Oncology Group's pilot study of epratuzumab in combination with chemotherapy in children with relapsed ALL were published in the Journal of Clinical Oncology.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 123 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                         IMMUNOMEDICS, INC.
                Condensed Consolidated Balance Sheets

                                            September 30,   June 30,
                                                2008          2008
                                            ------------  ------------
 ASSETS
 Current Assets:
  Cash and cash equivalents                 $ 39,936,954  $  6,132,470
  Auction rate securities                     21,143,000    20,050,000
  Accounts receivable, net of allowance for
   doubtful accounts                             646,224     1,057,974
  Inventory                                      403,470       469,964
  Prepaid expenses                               833,686       434,305
  Other current assets                           595,452       212,035
                                            ------------  ------------
                                              63,558,786    28,356,748

 Property and equipment, net                   5,747,443     5,923,170
 Value of life insurance policies                431,019       420,774
 Other long-term assets                           30,000        30,000

                                            ------------  ------------
                                            $ 69,767,248  $ 34,730,692
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' DEFICIT
  Current liabilities                       $  3,894,808  $  4,182,236
  Deferred revenue - current                  29,088,000            --
  Other liabilities                              792,768       766,123
  Deferred revenue - long term                38,413,385    31,145,385
  Stockholders' deficit                       (2,461,713)   (1,363,052)

                                            ------------  ------------
                                            $ 69,727,248  $ 34,730,692
                                            ============  ============

           Condensed Consolidated Statements of Operations

                                                Three Months Ended
                                                   September 30,
                                                2008          2007
                                            --------------------------

 Revenues:
  Product sales                                1,061,835       701,838
  License fee and other revenues               3,644,000            --
  Research & development                         196,098        79,547
                                            ------------  ------------

 Total Revenues                                4,901,933       781,385

 Costs and Expenses                            7,293,794     6,004,145
                                            ------------  ------------

 Operating Loss                               (2,391,861)   (5,222,760)

 Interest and Other Income                       357,066       627,427
                                            ------------  ------------

 Loss before Income Tax Expense               (2,034,795)   (4,595,333)

 Income Tax Expense                             (195,831)       (7,401)
                                            ------------  ------------

 Net Loss                                   $ (2,230,626) $ (4,602,734)
                                            ============  ============

 Net Loss per Common Share,
  Basic and Diluted                                (0.03)        (0.06)
                                            ============  ============

 Weighted average number of common
  shares outstanding                          75,107,773    75,062,164
                                            ============  ============

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com